UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

lululemon athletica inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Operation)	20-3842867 (I.R.S. Employer Identification Number)
2285 Clark Drive
Vancouver, British Columbia,
Canada, V5N 3G9
(Address of Principal Executive Offices, including Zip Code)

lululemon athletica inc. 2007 Equity Incentive Plan
(Full Title of the Plan)

lululemon athletica inc.
c/o PHS Corporate Services, Inc.
1313 North Market Street, Suite 5100
Wilmington, DE 19801
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:
Barry M. Abelson
John P. Duke
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000

CALCULATION OF REGISTRATION FEE

		Proposed maximum		Proposed maximum
	Amount to be	offering price per		aggregate offering	Amount of
Title of shares to be registered	registered (1)	share		price	registration fee
Common Stock ($0.01 par value)	5,273,998	$34.23	(2)	$180,528.952	$5,542.24
Common Stock ($0.01 par value)	200,500	$18.00	(3)	$3,609,000	$110.80
Common Stock ($0.01 par value)	46,326	$18.00	(3)	$833,868	$25.60
Common Stock ($0.01 par value)	4,479,176	$.58	(3)	$2,597,922	$79.76
Total	10,000,000			$187,569.742	$5,758.04

(1)	Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculation of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The price and fee are computed based upon $34.23, the average of the high and low prices for the common stock reported on the NASDAQ Global Select Market on August 10, 2007.

(3)	Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h)(1), based upon the weighted average exercise price of outstanding but unexercised options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     lululemon athletica inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to lululemon athletica inc., 2285 Clark Drive, Vancouver, British Columbia, Canada V5N 3G9, Attention: John Currie, Chief Financial Officer; telephone number (640) 732-6124.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
     (a) The Registrant’s prospectus dated July 26, 2007 filed with the Commission pursuant to Rule 424(b) under the Securities Act.
     (b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 19, 2007, including any amendments or reports filed thereafter for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the end of the fiscal year with respect to which the Registrant’s most recent Annual Report on Form 10-K was filed with the Commission shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Delaware General Corporation Law and the Registrant’s amended and restated bylaws limit the monetary liability of the Registrant’s directors to the Registrant and the Registrant’s stockholders for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•	Any breach of their duty of loyalty to the corporation or the stockholder;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
     As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions. We believe that indemnification under our amended and restated certificate of incorporation and our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties.
     Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We intend to obtain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.
     The Registrant has also entered into an indemnification agreement with each of its directors and executive officers providing for the indemnification described above.
     The underwriting agreement also provides for indemnification by the underwriters of our officers and directors for specified liabilities under the Securities Act of 1933.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.
4.1	lululemon athletica inc. 2007 Equity Incentive Plan.

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on August 14, 2007.

lululemon athletica inc.
By:	/s/ John E. Currie
John E. Currie
Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of John Currie and David Negus as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 14, 2007:

Signature	Title

/s/ Robert Meers Robert Meers	Director and Chief Executive Officer (principal executive officer)

/s/ John E. Currie John E. Currie	Chief Financial Officer (principal financial and accounting officer)

/s/ Dennis J. Wilson Dennis J. Wilson	Chairman of the Board

/s/ RoAnn Costin RoAnn Costin	Director

/s/ Steven J. Collins Steven J. Collins	Director

/s/ R. Brad Martin R. Brad Martin	Director

/s/ David M. Mussafer David M. Mussafer	Director

/s/ Rhoda M. Pitcher Rhoda M. Pitcher	Director

/s/ Thomas G. Stemberg Thomas G. Stemberg	Director

EXHIBIT INDEX

Exhibits

4.1	lululemon athletica inc. 2007 Equity Incentive Plan.

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).